FOR IMMEDIATE RELEASE

           PATIENT INFOSYSTEMS, INC. ANNOUNCES ADJOURNMENT OF SPECIAL
                            MEETING OF STOCKHOLDERS

Rochester, NY, December 9, 2003 -- Patient Infosystems, Inc. (OCTBB: PATI) announces that it has adjourned its Special Meeting of Stockholders scheduled for December 9, 2003 to 10:00 AM on December 23, 2003 at the same location.